Exhibit 10.48

                               U.S. $200,000,000
                                   RECEIVABLES
                           PURCHASE AND SALE AGREEMENT
                            Dated as of July 11, 1996
                                        Among
                       THE CONNECTICUT LIGHT AND POWER COMPANY
                                      as Seller
                      CORPORATE ASSET FUNDING COMPANY, INC.

                                 as a Purchaser

                                 CITIBANK, N.A.

                                    as a Bank
                                       and
                          CITICORP NORTH AMERICA, INC.
                                    as Agent

                                TABLE OF CONTENTS
Section                                                     Page
Preliminary Statements                                           1
ARTICLE I
DEFINITIONS
Section 1.01   Certain Defined Terms                             1
Section 1.02   Other Terms                                       15
Section 1.03   Computation of Time Periods                       15
ARTICLE II
AMOUNTS AND TERMS OF THE PURCHASES
Section 2.01   Designated Obligors; Special Concentration Limits 15
Section 2.02   Purchase Facility                                 15
Section 2.03   Making Purchases from the Seller                  17
Section 2.04   Receivable Interest Percentage                    18
Section 2.05   Fees                                              18
Section 2.06   Settlement Procedures                             18
Section 2.07   Payments and Computations, Etc.                   21
Section 2.08   Increased Costs                                   22
Section 2.09   Additional Discount on Receivable Interests
                    Bearing Eurodollar Rate                      23
ARTICLE III
CONDITIONS OF PURCHASES

Section 3.01   Conditions Precedent to Initial Purchase          24
Section 3.02   Conditions Precedent to All Purchases             25

                                   ARTICLE IV
                         REPRESENTATIONS AND WARRANTIES

Section 4.01   Representations and Warranties of the Seller      27

                                    ARTICLE V
                         GENERAL COVENANTS OF THE SELLER

Section 5.01   Affirmative Covenants of the Seller               31
Section 5.02   Reporting Requirements of the Seller              33
Section 5.03   Negative Covenants of the Seller                  35

                                   ARTICLE VI
                          ADMINISTRATION AND COLLECTION

Section 6.01   Designation of Collection Agent                   36
Section 6.02   Duties of Collection Agent                        37
Section 6.03   Rights of the Agent                               39
Section 6.04   Responsibilities of the Seller                    40
Section 6.05   Further Action Evidencing Purchases               41
Section 6.06   Application of Collections                        42

                                   ARTICLE VII
                              EVENTS OF TERMINATION

Section 7.01   Events of Termination                             42

                                  ARTICLE VIII
                                    THE AGENT

Section 8.01   Authorization and Action                          45
Section 8.02   Agent's Reliance, Etc.                            45
Section 8.03   CNAI and Affiliates                               46
Section 8.04   Purchasers' and Banks' Purchase Decisions         46

                                   ARTICLE IX
                                   ASSIGNMENT

Section 9.01   Assignability                                     47

                                    ARTICLE X
                                 INDEMNIFICATION

Section 10.01  Indemnities by the Seller                         48

                                   ARTICLE XI
                                  MISCELLANEOUS

Section 11.01  Amendments, Etc.                                  51
Section 11.02  Notices, Etc.                                     51
Section 11.03  No Waiver; Remedies                               51
Section 11.04  Binding Effect                                    52
Section 11.05  Governing Law                                     52
Section 11.06  Costs, Expenses and Taxes                         52
Section 11.07  No Proceedings                                    53
Section 11.08  Confidentiality                                   53
Section 11.09  Execution in Counterparts                         54



                                LIST OF EXHIBITS

EXHIBIT A      Special Concentration Limits
EXHIBIT B      Form of Seller Report
EXHIBIT C      Description of Tariffs
EXHIBIT D      Cancellation of Designation of Obligors and/or Special
               Concentration Limits
EXHIBIT E      Form of Opinion of Counsel for Seller
EXHIBIT F      Audit Scope

                     RECEIVABLES PURCHASE AND SALE AGREEMENT

                            Dated as of July 11, 1996

          THE CONNECTICUT LIGHT AND POWER COMPANY, a Connecticut corporation (the "Seller"), CORPORATE ASSET FUNDING COMPANY, INC., a Delaware corporation, CITIBANK, N.A., and CITICORP NORTH AMERICA INC., a Delaware corporation ("CNAI"), as agent (the "Agent") for the Purchasers and the Banks (as defined herein), agree as follows:

          PRELIMINARY STATEMENTS. (1) Certain terms which are capitalized and used throughout this Agreement (in addition to those defined above) are defined in Article I of this Agreement.

          (2) The Seller has, and expects to have, Set Receivables in which the Seller intends to sell interests (referred to herein as "Receivable Interests").

          (3) CAFCO and the Banks are prepared to purchase such Receivable Interests from the Seller on the terms set forth herein.

          (4)  CNAI has been requested and is prepared to act as Agent.

          NOW, THEREFORE, the parties agree as follows:


                                    ARTICLE I

                                   DEFINITIONS

          SECTION 1.01. Certain Defined Terms. As used in this Agreement, the following terms shall have the following meanings (such meanings to be equally applicable to both the singular and plural forms of the terms defined):

          "Adverse Claim" means a lien, security interest, charge or encumbrance, or other right or claim of any Person.

          "Affiliate" when used with respect to a Person means any other Person controlling, controlled by or under common control with such Person.

          "Affiliated Obligor" means any Obligor which is an Affiliate of another Obligor.

          "Alternate Base Rate" means a fluctuating interest rate per annum as shall be in effect from time to time, which rate per annum shall at all times be equal to the higher of:

          (a) the rate of interest announced publicly by Citibank in New York, New York, from time to time as Citibank's base rate; or

          (b) 1/2 of one percent above the latest three-week moving average of secondary market morning offering rates in the United States for three-month certificates of deposit of major United States money market banks, such three-week moving average being determined weekly on each Monday (or, if such day is not a Business Day, on the next succeeding Business Day) for the three-week period ending on the previous Friday by Citibank on the basis of such rates reported by certificate of deposit dealers to and published by the Federal Reserve Bank of New York or, if such publication shall be suspended or terminated, on the basis of quotations for such rates received by Citibank from three New York certificate of deposit dealers of recognized standing, in either case adjusted to the nearest 1/4 of one percent or, if there is no nearest 1/4 of one percent, to the next higher 1/4 of one percent.

          "Bank Commitment" of any Bank means, (a) with respect to Citibank $200,000,000 or such amount as reduced by any assignment entered into between Citibank and other Banks; or (b) with respect to a Bank that has entered into an assignment with another Bank, the amount set forth therein as such Bank's Bank Commitment, in each case as such amount may be reduced by an assignment entered into between such Bank and an Eligible Assignee, and as may be further reduced (or terminated) pursuant to the next sentence. Any reduction (or termination) of the Purchase Limit pursuant to the terms of this Agreement shall reduce ratably (or terminate) each Bank's Bank Commitment.

          "Banks" means Citibank and each Eligible Assignee that shall become a party to this Agreement pursuant to Section 9.01.

          "Business Day" means any day on which (i) banks are not authorized or required to close in New York City, and (ii) if this definition of "Business Day" is utilized in connection with the Eurodollar Rate, dealings are carried out in the London interbank market.

          "CAFCO" means Corporate Asset Funding Company, Inc. and any successor or assign of CAFCO that is a receivables investment company which in the ordinary course of its business issues commercial paper or other securities to fund its acquisition and maintenance of receivables.

          "Citibank" means Citibank, N.A., a national banking association.

          "Collection Agent" means at any time the Person then authorized pursuant to Article VI to administer and collect Set Receivables.

          "Collection Agent Fee" has the meaning assigned to that term in
Section 2.05.

          "Collections" means, with respect to any Receivable, all cash collections and other cash proceeds of such Receivable, including, without limitation, all cash proceeds of Related Security with respect to such Receivable, and any Collection of such Receivable deemed to have been received pursuant to Section 2.06.

          "Commitment Termination Date" means the earliest of (a) July 6, 1997, unless, prior to such date (or the date so extended pursuant to this clause), upon the Seller's request, made not more than 90 nor less than 45 days prior to the then Commitment Termination Date, one or more Banks having 100% of the Purchase Limit shall in their sole discretion consent, which consent shall be given not more than 30 days prior to the then Commitment Termination Date, to the extension of the Commitment Termination Date to the date occurring not more than 360 days after the then Commitment Termination Date; provided, however, that any failure of any Bank to respond to the Seller's request for such extension shall be deemed a denial of such request by such Bank, (b) the Facility Termination Date and (c) the date determined pursuant to Section 7.01.

          "Concentration Limit" means, with respect to any Obligor, 2% (or such other percentage as is agreed to by the Agent) of the Outstanding Balance of all Receivables in a Receivables Set (a "Normal Concentration Limit"), or such other percentage of the Outstanding Balance of all Receivables in a Receivables Set, or such amount, as may be designated for any Obligor by the Seller and agreed to for such Obligor by the Agent, in a notice to the Agent in substantially the form of Exhibit A (such other percentage or amount for any Obligor being a "Special Concentration Limit"), subject to cancellation thereof pursuant to Section 2.01; provided, however, that, in the case of an Obligor with one or more Affiliated Obligors which is or are Designated Obligors, the Concentration Limit and the Receivables or Outstanding Balance of Receivables in a Receivables Set shall be calculated as if such Obligor and such one or more Affiliated Obligors were one Obligor.

          "Contract" means the Tariffs and any agreement between the Seller and an Obligor; provided, however, that such agreement does not vary the payment terms of such Obligor from those in the Tariffs or the Credit and Collection Policy.

          "Credit and Collection Policy" means those credit and collection policies and practices of the Seller in effect on the date hereof relating to the Receivables, as modified in compliance with Section 5.03(c).

          "Default Ratio" means the ratio (expressed as a percentage) computed at any time by dividing (i) the aggregate Outstanding Balance, at the date of the then most recent billing, of all Defaulted Receivables in all Receivables Sets (other than Receivables which relate to an "inactive" account) by (ii) the then Outstanding Balance of all Receivables in all Receivables Sets.

          "Defaulted Receivable" means a Receivable:

          (i) as to which any payment, or part thereof, remains unpaid for 91 days or more from the original billing date for such payment,

          (ii) as to which the Obligor thereof, or any other Person obligated thereon or owning any Related Security in respect thereof, has taken any action, or suffered any event to occur, of the type described in Section 7.01(g), or

          (iii) which, consistent with the Credit and Collection Policy, would be written off the Seller's books as uncollectible.

          "Delinquency Ratio" means the ratio (expressed as a percentage) computed at any time by dividing (i) the aggregate Outstanding Balance, at the date of the then most recent billing, of all Delinquent Receivables in all Receivables Sets (other than Receivables which relate to an "inactive" account) by (ii) the Outstanding Balance of all Receivables in all Receivables Sets.

          "Delinquent Receivable" means a Receivable that is not a Defaulted Receivable and:

          (i) as to which any payment, or part thereof, remains unpaid for 61 days or more from the original billing date for such payment; or

          (ii) which, consistent with the Credit and Collection Policy, would be classified as delinquent by the Seller.

          "Designated Account" means an account in the name of, and owned by, CNAI, as Agent, designated by the Agent for the purpose of receiving collections of Set Receivables.

          "Designated Obligor" means, at any time, all Obligors of the Seller unless the Seller or the Agent has, following three Business Days' notice in accordance with Section 2.01, advised the other that any Obligor shall not be considered a Designated Obligor.

          "Discount" means, with respect to any Receivable Interest, a fixed amount equal to the sum of the portions of the Purchase Price of such Receivable Interest estimated to be collected during each Fiscal Month following the Purchase Date for such Receivable Interest, in each case multiplied by the Discount Rate applicable to the Purchase of such Receivable Interest and then by a fraction, the numerator of which shall be the number of days from the first Settlement Date following the Purchase Date, to the Settlement Date following the Fiscal Month in which such collection is estimated by the Agent to occur, and the denominator of which is 360. Each computation of the Discount with respect to a Receivable Interest shall be made by the Agent within 18 days after the Purchase Date for such Receivable Interest. In making such computations, the Agent shall utilize historical data and conservative assumptions regarding future collections (including, without limitation, the tenor of such collections and the likelihood of defaults), such assumptions being agreed to orally or in writing by the Seller and the Agent no later than the Purchase Date for such Receivable Interest and subsequently confirmed in writing.

          "Discount Rate" means a rate per annum applicable to the Purchase of any Receivable Interest, specified in writing by the Seller to the Agent prior to the first Settlement Date following the Purchase Date. After receipt by the Agent of such specification, if the Agent (on behalf of the Purchasers or the Banks, as the case may be) does not find the proposed Discount Rate to be acceptable, the Agent and the Seller shall enter into negotiations with a view to agreeing on the Discount Rate applicable to such Purchase. If the Agent and the Seller cannot agree on an applicable Discount Rate for the Banks, the Banks shall not be obligated to make the Purchase. Notwithstanding the foregoing, the Discount Rate with respect to any Receivable Interest during any period when amounts have been advanced or paid with respect to liquidity or credit enhancement provided to CAFCO with respect to this transaction shall be a rate per annum equal to the Eurodollar Rate plus 1%.

          "Eligible Assignee" means (a) CNAI, any of its Affiliates, any Person managed by Citibank, or CNAI or any of their Affiliates or (b) any financial or other institution acceptable to the Agent.

          "Eligible Receivable" means, at any time and with respect to any Receivable Interest, a Receivable:

          (i) the Obligor of which is a United States resident and is not a government or a governmental subdivision or agency, except that Receivables of governmental Obligors will be permitted to the extent that the aggregate Outstanding Balance of such Receivables does not exceed 15% of the aggregate Outstanding Balance of all Set Receivables;

          (ii) the Obligor of which, at the time of the purchase of an undivided percentage ownership interest in such Receivable, is a Designated Obligor;

          (iii) which, at the time of the purchase of an undivided percentage ownership interest in such Receivable, is not a Delinquent Receivable or a Defaulted Receivable;

          (iv) which does not relate to an "inactive" account and which, according to the Contract related thereto, is required to be paid in full within 30 days of the original billing date therefor;

          (v) the Outstanding Balance of which, at the time of the purchase of an undivided percentage ownership interest in such Receivable does not, when calculated substantially as provided in the Seller Report, exceed the Concentration Limit of such Obligor;

          (vi) which arises under a Contract which has been duly authorized and which, together with such Receivable, is in full force and effect and constitutes the legal, valid and binding obligation of the Obligor of such Receivable enforceable against such Obligor in accordance with its terms and is not subject to any dispute, offset, counter-claim or defense whatsoever (except the discharge in bankruptcy of such Obligor);

          (vii) which, together with the Contract related thereto, does not contravene in any material respect any laws, rules or regulations applicable thereto (including, without limitation, laws, rules and regulations relating to usury, consumer protection, truth in lending, fair credit billing, fair credit reporting, equal credit opportunity, fair debt collection practices and privacy) and with respect to which no party to the Contract related thereto is in violation of any such law, rule or regulation in any material respect;

          (viii) which (A) satisfies all applicable requirements of the Credit and Collection Policy and (B) complies with such other reasonable criteria and requirements (other than those relating to the collectibility of such Receivable) as the Agent may from time to time specify to the Seller following 30 days' notice;

          (ix) which is an account receivable representing all or part of the sales price of merchandise, insurance or services, within the meaning of
     Section 3(c)(5) of the Investment Company Act of 1940, as amended;

          (x) a purchase of which with the proceeds of notes would constitute a "current transaction" within the meaning of Section 3(a)(3) of the Securities Act of 1933, as amended;

          (xi) which is an "account" within the meaning of Section 9-106 of the UCC of all applicable jurisdictions;

          (xii) which is denominated and payable only in United States dollars in the United States of America; and

          (xiii) as to which, at or prior to the time of Purchase hereunder, the Agent has not notified the Seller that the Agent has determined, in its sole discretion, that such Receivable (or class of Receivables) is not acceptable for purchase hereunder.

          "ERISA" means the U.S. Employee Retirement Income Security Act of 1974, as amended from time to time, and the regulations promulgated and rulings issued thereunder.

          "Eurocurrency Liabilities" has the meaning assigned to that term in Regulation D of the Board of Governors of the Federal Reserve System, as in effect from time to time.

          "Eurodollar Rate" means, for any Fiscal Month, an interest rate per annum equal to the rate per annum at which deposits in U.S. dollars are offered by the principal office of Citibank in London, England to prime banks in the London interbank market at 11:00 A.M. (London Time) two Business Days before the first day of such Fiscal Month in an amount substantially equal to the unpaid Purchase Price associated with such Fiscal Month on such first day and for a period equal to such Fiscal Month.

          "Eurodollar Rate Reserve Percentage" of any Purchaser or Bank for any Fiscal Month in respect of which the Discount is computed by reference to the Eurodollar Rate means the reserve percentage applicable two Business Days before the first day of such Fiscal Month under regulations issued from time to time by the Board of Governors of the Federal Reserve System (or any successor) (or if more than one such percentage shall be applicable, the daily average of such percentages for those days in such Fiscal Month during which any such percentage shall be so applicable) for determining the maximum reserve requirement (including, without limitation, any emergency, supplemental or other marginal reserve requirement) for such Purchaser or Bank with respect to liabilities or assets consisting of or including Eurocurrency Liabilities (or with respect to any other category of liabilities that includes deposits by reference to which the interest rate on Eurocurrency Liabilities is determined) having a term equal to such Fiscal Month.

          "Event of Termination" has the meaning assigned to that term in
Section 7.01.

          "Face Amount" means for each Receivable Interest the sum of the Purchase Price thereof, the Discount established therefor and the Loss Reserve therefor.

          "Facility" means the willingness of CAFCO to consider, in its sole discretion pursuant to Article II, or the obligation of the Banks to make pursuant to Article II, the purchase from the Seller of undivided percentage interests in Set Receivables by making Purchases of Receivable Interests from time to time.

          "Facility Termination Date" means the earlier of July 11, 2001 or the date of termination of the Facility pursuant to Section 2.02(c) or
Section 7.01.

          "Fee Agreement" means the agreement of even date between the Seller and the Agent, as the same may be amended or restated from time to time, with respect to the fees to be paid by the Seller in connection with this Agreement.

          "Fiscal Month" means an accounting period corresponding to a calendar month.

          "Incipient Event of Termination" means an event which would constitute an Event of Termination but for the requirement that notice be given or time elapse or both.

          "Liquidation Day" for any Receivable Interest means each day following the Purchase Date for such Receivable Interest.

          "Loss Reserve" means, for any Receivable Interest, an amount equal to the Purchase Price for such Receivable Interest multiplied by a percentage equal to the greatest of (i) 1.33 times the greater of the highest Default Ratio or the highest Delinquency Ratio as of the last day of each of the three months ended immediately preceding the Purchase Date for such Receivable Interest, (ii) three times the Normal Concentration Limit and
(iii) 5%.

          "Loss-to-Liquidation Ratio" means the ratio (expressed as a percentage) computed as of the last day of each calendar month by dividing
(i) the aggregate Outstanding Balance of all Set Receivables written off by the Seller, or which should have been written off by the Seller in accordance with its Credit and Collection Policy, during such calendar month by (ii) the aggregate amount of Collections of Set Receivables actually received during such period.

          "Normal Concentration Limit" shall have the meaning set forth in the definition of "Concentration Limit."

          "Obligor" means a Person obligated to make payments pursuant to a Contract.

          "Outstanding Balance" means, with respect to any Receivable at any time, the then outstanding principal balance thereof, and "Outstanding Balance" means, with respect to a Receivables Set or a Receivable Interest at any time, the then outstanding aggregate principal balance of all Set Receivables in such Receivables Set or the Receivables Set for such Receivable Interest.

          "Percentage" of any Bank means, (a) with respect to Citibank, the percentage set forth on the signature page to this Agreement, or such amount as reduced by any assignment entered into with an Eligible Assignee, or (b) with respect to a Bank that has entered into an assignment, the amount set forth therein as such Bank's Percentage, or such amount as reduced by an assignment entered into between such Bank and an Eligible Assignee.

          "Person" means an individual, partnership, corporation (including a business trust), joint stock company, trust, unincorporated association, joint venture or other entity, or a government or any political subdivision or agency thereof.

          "Purchase" means the purchase of a Receivable Interest from the Seller, in accordance with Section 2.03(a).

          "Purchase Date" means the last day of a Fiscal Month as of which a Receivable Interest is purchased under this Agreement, or such other date or dates as may be agreed between the Seller and the Agent.

          "Purchase Limit" means $200,000,000, as such amount may be reduced pursuant to Section 2.02(c).

          "Purchase Price" means, with respect to any Receivable Interest, the amount paid to the Seller for such Receivable Interest by the initial purchaser thereof.

          "Purchaser" means CAFCO and all other owners by assignment or otherwise of a Receivable Interest (other than Banks) and, to the extent of the undivided interests so purchased, shall include any participants.

          "Receivable" means the accounts, general intangibles and other indebtedness (billed and unbilled) of an Obligor arising from the retail sale of electricity and related services by the Seller in Connecticut to such Obligor pursuant to a Contract as booked to Accounts 142 (excluding amounts booked to Account 142.04) and 173 as defined under the Federal Energy Regulatory Commission Chart of Accounts as utilized by the Seller, but excluding any obligation of such Obligor to pay finance charges and other amounts in the case of late payment.

          "Receivable Interest" means an undivided percentage ownership interest in all Receivables in a Receivables Set and in all Related Security with respect to such Receivables equal to the Receivable Interest Percentage.


          "Receivable Interest Percentage" means, with respect to any Receivable Interest, a percentage equal to the following fraction:

                         PP + D + LR
                               RSB

where:

          PP = the Purchase Price for such Receivable Interest.

          D = the Discount for such Receivable Interest.

          LR = the Loss Reserve for such Receivable Interest.

          RSB = the Receivables Set Balance for such Receivable  Interest.

          "Receivables Set" means, with respect to any Receivable Interest, all Receivables in existence on the Purchase Date for such Receivable Interest, but only if the Obligors of such Receivables are Designated Obligors on such date.

          "Receivables Set Balance" means, with respect to any Receivable Interest, the Outstanding Balance of the Eligible Receivables in the Receivables Set for such Receivable Interest on the Purchase Date for such Receivable Interest.

          "Regulatory Authority" means each of the Connecticut Department of Public Utility Control, Federal Energy Regulatory Commission, and any successor commission thereto.

          "Related Security" means, with respect to any Receivable:

     (i) all of the Seller's interest in the merchandise (including returned, repossessed or foreclosed merchandise), if any, relating to the sale which gave rise to such Receivable.

     (ii) all other security interests or liens and property subject thereto from time to time purporting to secure payment of such Receivable, whether pursuant to the Contract related to such Receivable or otherwise; and

     (iii) all guarantees, indemnities, warranties, insurance policies and proceeds and premium refunds thereof and other agreements or arrangements of whatever character from time to time supporting or securing payment of such Receivable, whether pursuant to the Contract related to such Receivable or otherwise.

          "Seller Report" means a report in substantially the form of Exhibit B hereto and containing such additional information as the Agent may reasonably request from time to time, furnished by the Collection Agent to the Agent pursuant to Section 6.02(g).

          "Set Receivable" means a Receivable in a Receivables Set.

          "Settlement Date" means the 20th day of each Fiscal Month (or if such day is not a Business Day, the next succeeding Business Day) or such other date or dates as may be agreed between the Seller and the Agent.

          "Significant Subsidiary" means any subsidiary having total assets exceeding 10% of consolidated total assets of the Seller.

          "Special Concentration Limit" shall have the meaning set forth in the definition of "Concentration Limit."

          "Tariffs" means the tariffs described in Exhibit C, which have been approved by the governing Regulatory Authority, as hereafter amended or modified by the governing Regulatory Authority, pursuant to which the Seller provides electricity to the Obligors and the Obligors are obligated to pay for such electricity.

          "UCC" means the Uniform Commercial Code as from time to time in effect in the specified jurisdiction.

          SECTION 1.02. Other Terms. All accounting terms not specifically defined herein shall be construed in accordance with generally accepted accounting principles. All terms used in Article 9 of the UCC in effect in the State of New York and not specifically defined herein, are used herein as defined in such Article 9.

          SECTION 1.03. Computation of Time Periods. Unless otherwise stated in this Agreement, in the computation of a period of time from a specified date to a later specified date, the word "from" means "from and including" and the words "to" and "until" each means "to but excluding."


                                   ARTICLE II

                       AMOUNTS AND TERMS OF THE PURCHASES

          SECTION 2.01. Designated Obligors; Special Concentration Limits. Either the Seller or the Agent may cancel the designation of an Obligor as a Designated Obligor or any Special Concentration Limit for any Obligor, by notice in substantially the form of Exhibit D delivered by it to the other at least three Business Days prior to the date on which such cancellation shall become effective. Such notice of cancellation shall be applicable only to Receivable Interests purchased on and after its effective date.

          SECTION 2.02. Purchase Facility. (a) On the terms and conditions hereinafter set forth, CAFCO may, in its sole discretion, and the Banks shall, ratably in accordance with their respective Bank Commitments, purchase from the Seller undivided percentage ownership interests in Set Receivables by making Purchases through the Agent, for the benefit of CAFCO or the Banks, as the case may be, of Receivable Interests from time to time during the period from the date hereof to the Facility Termination Date (in the case of CAFCO) and to the Commitment Termination Date (in the case of the Banks). Under no circumstances shall CAFCO make any Purchase of a Receivable Interest, or the Banks be obligated to make any such Purchase if

       (i) after giving effect to such Purchase, the aggregate amount of the uncollected Purchase Price for the Receivable Interests owned by all Purchasers and all Banks, would exceed the Purchase Limit or

      (ii) in the case of CAFCO, a notice of termination in whole of the Purchase Limit has been delivered to the Seller by the Agent and has become effective or

     (iii) the Discount Rate applicable to the Purchase of such Receivable Interest shall not have been agreed to on or prior to the Purchase Date of such Receivable Interest.

Nothing in this Agreement shall be deemed to be or construed as a commitment by CAFCO to purchase, or a commitment by the Seller to sell, any Receivable Interest at any time.

          (b) The Agent, on behalf of the Purchasers, may, at any time, by written notice to the Seller terminate in whole its Purchase Limit, such termination to become effective at the close of business on the last day of the Fiscal Month following the Fiscal Month in which such notice is given.

          (c) The Seller may, upon at least five Business Days' notice to the Agent, terminate in whole or reduce in part the unused portion of the Purchase Limit; provided, however, that for purposes of this Section 2.02(c), the unused portion of the Purchase Limit shall be computed as the excess of
(i) the Purchase Limit immediately prior to giving effect to such termination or reduction over (ii) the sum of the aggregate Purchase Prices of the Receivable Interest or Receivable Interests outstanding under this Agreement; provided, further, that each partial reduction shall be in the amount of at least $5,000,000 and shall be an integral multiple of $1,000,000.

          SECTION 2.03. Making Purchases from the Seller. (a) Each Purchase from the Seller shall be made by the Agent, for the benefit of the Purchasers or the Banks, as the case may be, as of a Purchase Date. The Seller shall deliver a purchase request (which may be contained in the next Seller Report following such Purchase Date) specifying (i) the aggregate Purchase Price of the Receivable Interest or Receivable Interests to be purchased, (ii) the proposed Purchase Date and (iii) the applicable Discount Rate. The Purchase Price of the Receivable Interest or Receivable Interests to be purchased shall be in the minimum amount of $5,000,000. The Agent shall promptly thereafter transmit such request to CAFCO and the Banks. The Agent shall promptly thereafter verbally notify the Seller whether CAFCO has determined to make a Purchase and, if so, whether all of the terms specified by the Seller are acceptable to CAFCO.

          If CAFCO has determined not to make a proposed Purchase, the Agent shall promptly notify all of the Banks concurrently by telecopier, telex or cable specifying the applicable Discount Rate and each Bank's Percentage multiplied by the aggregate Purchase Price.

          (b) On the Settlement Date for the Purchase of a Receivable Interest, CAFCO or the Banks, as the case may be, shall, upon satisfaction of the applicable conditions set forth in Article III, make available to the Agent at its address specified on the signature page to this Agreement the Purchase Price for such Receivable Interest in same day funds. After receipt by the Agent of such funds, the Agent will make such funds immediately available to the Seller at Fleet National Bank, Hartford, Connecticut, ABA # 011900445, Account # 0012-9048, or to such other account as the Seller may notify the Agent in writing.

          (c) Notwithstanding the foregoing, a Bank shall not be obligated to make Purchases under this Section 2.03 at any time in an amount which would exceed such Bank's Bank Commitment less (in the case of any Bank other than Citibank) the amount of any purchases made by such Bank under any asset purchase agreement related hereto. Each Bank's obligation shall be several, such that the failure of any Bank to make available to the Seller any funds in connection with any Purchase shall not relieve any other Bank of its obligation, if any, hereunder to make funds available on the date of such Purchase, but no Bank shall be responsible for the failure of any other Bank to make funds available in connection with any Purchase.

          SECTION 2.04. Receivable Interest Percentage. The Discount and the Face Amount of each Receivable Interest, and the Receivable Interest Percentage applicable thereto, shall be determined (as of the close of business of the Seller on the Purchase Date for such Receivable Interest), within 18 days after the Purchase Date, and will not subsequently be redetermined.

          SECTION 2.05. Fees. (a) The Seller shall pay to the Agent certain fees in the amounts and on the dates set forth in the Fee Agreement.

          (b) Each Purchaser or each Bank, as the case may be, shall pay to the Collection Agent a collection fee (the "Collection Agent Fee") in an amount equal to the greater of (i) l/4 of 1% per annum on the average daily amount of the unpaid Purchase Price of all Receivable Interests held by such Purchaser or each Bank, as the case may be, or (ii) 110% of the reasonable costs and expenses of the Collection Agent attributable to collecting the Purchase Price of such Receivable Interests. Such fee shall be payable in arrears on each Settlement Date, commencing August 20, 1996, for the period from the preceding Settlement Date to such Settlement Date.

          SECTION 2.06. Settlement Procedures. (a) Each Receivable Interest shall begin to liquidate in accordance with this Section 2.06 on the first day of the Fiscal Month following the Purchase Date for such Receivable Interest.

          (b) The Collection Agent shall, on each day on which Collections of Set Receivables are received by it with respect to any Receivable
Interest:

          (i) in respect of Discount, set aside on its books and hold in trust for the Purchasers or the Banks that hold such Receivable Interest out of the applicable Receivable Interest Percentage of such Collections an amount equal to a fraction of such Collections, the numerator of which shall be the Discount with respect to such Receivable Interest estimated to be collected in the Fiscal Month in which such collection day shall occur and the denominator of which shall be the sum of such Discount and the portion of the Purchase Price of such Receivable Interest estimated to be collected in the Fiscal Month in which such collection day shall occur;

          (ii) in respect of Purchase Price, if an Event of Termination or Incipient Event of Termination has occurred and is continuing hereunder, set aside, hold in trust and segregate for the Purchasers or the Banks that hold such Receivable Interest an amount equal to the excess of the applicable Receivable Interest Percentage of such Collections over the amount set aside in respect of Discount pursuant to Section 2.06(b)(i); and

          (iii) in respect of Purchase Price, so long as no Event of Termination or Incipient Event of Termination shall have occurred and be continuing hereunder, set aside on its books and hold in trust for the Purchasers or the Banks that hold such Receivable Interest an amount equal to the excess of the applicable Receivable Interest Percentage of such Collections over the amount set aside in respect of Discount pursuant to Section 2.06(b)(i).

          (c)  For the purposes of this Section 2.06:

          (i) if on any day the Outstanding Balance of any Set Receivable is reduced or adjusted as a result of any defective, rejected, returned, repossessed or foreclosed merchandise or services, or any cash discount, other promotional adjustment or other retroactive credit made by the Seller, the Seller shall be deemed to have received on such day a Collection of such Set Receivable in the amount of such reduction or adjustment;

          (ii) if on any day any of the representations or warranties in
     Section 4.01(i) is no longer true with respect to any Set Receivable, the Seller shall be deemed to have received on such day a Collection of such Set Receivable in full;

          (iii) except as provided in paragraph (i) or (ii) of this subsection 2.06(c), or as otherwise required by applicable law or the relevant Contract, all Collections received from an Obligor of any Receivable in a Receivable Set shall be applied to the Receivables of such Obligor in such Receivables Set in the order of the age of such Receivables, starting with the oldest such Receivable, unless such Obligor designates its payment for application to specific Receivables; and

          (iv) if and to the extent that the Agent, any Purchaser or any Bank shall be required for any reason to pay over to an Obligor any amount received on its behalf hereunder, such amount shall be deemed not to have been so received but rather to have been retained by the Seller and, accordingly, such Purchaser, the Agent or such Bank, as the case may be, shall have a claim against the Seller for such amount, payable when and to the extent that any distribution from or on behalf of such Obligor is made in respect thereof.

          (d) The Collection Agent shall, for the account of the Purchasers or the Banks that hold a Receivable Interest, deposit Collections of Set Receivables in respect of such Receivable Interest in a special account (account number 4070-3544) maintained with Citibank at its address specified on the signature page hereto in the name of the Agent, as follows:

          (i) So long as no Event of Termination or Incipient Event of Termination shall have occurred and be continuing hereunder, all amounts set aside in accordance with Section 2.06(b)(i) and (iii) and not previously deposited in such account by the Collection Agent shall be so deposited beginning with the second Settlement Date after the Purchase Date for such Receivable Interest and continuing on each Settlement Date thereafter; provided that if the Seller is the Collection Agent at the time and the Purchasers or the Banks are funding additional Receivable Interests on such Settlement Date, an amount equal to the Purchase Price thereof, if not otherwise paid by the Purchasers or the Banks, as the case may be, to the Seller on such Settlement Date, may be deducted from all such amounts set aside in accordance with Section 2.06(b)(iii); and

          (ii) If an Event of Termination or Incipient Event of Termination has occurred and is continuing hereunder, then all amounts set aside in accordance with Section 2.06(b) and not previously deposited in such account by the Collection Agent shall be so deposited promptly upon receipt thereof by the Collection Agent or otherwise as directed by the Agent.

Promptly after its receipt of any such deposit, the Agent shall make distribution thereof to the Purchasers or the Banks, as the case may be, for application in respect of Discount and Purchase Price.

          (e) After the Purchase Price of, and Discount with respect to, a Receivable Interest have been collected in full by the Purchasers or the Banks, as the case may be, the right to all remaining Collections with respect to such Receivable Interest shall revert to and be paid to the Seller.

          SECTION 2.07. Payments and Computations, Etc. (a) All amounts to be paid or deposited by the Seller or the Collection Agent hereunder shall be paid or deposited in accordance with the terms hereof no later than 11:00 A.M. (New York City time) on the day when due in lawful money of the United States of America in immediately available funds at the office of Citibank specified on the signature page hereto.

          (b) The Seller shall, to the extent permitted by applicable law, pay interest to the Agent on any amount not paid by the Seller when required to be paid by it hereunder, at an interest rate per annum equal to the Alternate Base Rate, payable on demand, provided, however, that such interest rate shall not at any time exceed the maximum rate permitted by applicable law. Such interest shall be for the account of, and shall be distributed to, the Purchasers or the Banks, as the case may be, ratably in accordance with their respective interests in such overdue amount and shall be paid by the Seller free and clear of and without deduction for any taxes of any kind whatsoever.

          (c) All computations of interest under subsection (b) above and all computations of fees hereunder shall be made on the basis of a year of 360 days for the actual number of days (including the first but excluding the last day) elapsed. Whenever any payment or deposit to be made hereunder shall be stated to be due on a day other than a Business Day, such payment or deposit shall be made on the next succeeding Business Day and such extension of time shall in such case be included in the computation of such payment or deposit.

          SECTION 2.08. Increased Costs. (a) If CNAI, any Purchaser, any Bank, any entity which enters into a commitment to purchase Receivable Interests or interests therein, or any of their respective Affiliates (each an "Affected Person") determines that compliance with any law or regulation or any guideline or request from any central bank or other governmental authority (whether or not having the force of law) affects or would affect the amount of the capital required or expected to be maintained by such Affected Person and such Affected Person determines that the amount of such capital is increased by or based upon the existence of any commitment to make purchases of or otherwise to maintain the investment in Set Receivables or interests therein related to this Agreement or to the funding thereof and other commitments of the same type, then, upon demand by such Affected Person (with a copy to the Agent), the Seller shall immediately pay to the Agent for the account of such Affected Person (as a third-party beneficiary), from time to time as specified by such Affected Person, additional amounts sufficient to compensate such Affected Person in the light of such circumstances, to the extent that such Affected Person reasonably determines such increase in capital to be allocable to the existence of any of such commitments. A certificate as to such amounts submitted to the Seller and the Agent by such Affected Person shall be conclusive and binding for all purposes, absent manifest error.

          (b) If, due to either (i) the introduction of or any change in or in the interpretation of any law or regulation or (ii) compliance with any guideline or request from any central bank or other governmental authority (whether or not having the force of law), there shall be any increase in the cost to any Purchaser or Bank of agreeing to purchase or purchasing, or maintaining the ownership of Receivable Interests in respect of which the Discount Rate is computed by reference to a Eurodollar Rate, then, upon demand by such Purchaser or Bank (with a copy to the Agent), the Seller shall immediately pay to the Agent, for the account of such Purchaser or Bank (as a third-party beneficiary), from time to time as specified by such Purchaser or Bank, additional amounts sufficient to compensate such Purchaser or Bank for such increased costs. A certificate as to such amounts submitted to the Seller and the Agent by such Investor or Bank shall be conclusive and binding for all purposes, absent manifest error.

          SECTION 2.09. Additional Discount on Receivable Interests Bearing a Eurodollar Rate. The Seller shall pay to any Purchaser or Bank, so long as such Purchaser or Bank shall be required under regulations of the Board of Governors of the Federal Reserve System to maintain reserves with respect to liabilities or assets consisting of or including Eurocurrency Liabilities, additional Discount on the unpaid Purchase Price of each Receivable Interest of such Purchaser or Bank during each Fiscal Month in respect of which Discount is computed by reference to the Eurodollar Rate, for such Fiscal Month, at a rate per annum equal at all times during such Fiscal Month to the remainder obtained by subtracting (i) the Eurodollar Rate for such Fiscal Month from (ii) the rate obtained by dividing such Eurodollar Rate referred to in clause (i) above by that percentage equal to 100% minus the Eurodollar Rate Reserve Percentage of such Purchaser or Bank for such Fiscal Month, payable on each date on which Discount is payable on such Receivable Interest. Such additional Discount shall be determined by such Purchaser or Bank and notice thereof given to the Seller through the Agent within 30 days after any Discount payment is made with respect to which such additional Discount is requested. A certificate as to such additional Discount submitted to the Seller and the Agent by such Purchaser or Bank shall be conclusive and binding for all purposes, absent manifest error.


                                   ARTICLE III

                             CONDITIONS OF PURCHASES

          SECTION 3.01. Conditions Precedent to Initial Purchase. The initial Purchase hereunder is subject to the conditions precedent that the Agent shall have received on or before the date of such Purchase the following, each in form and substance satisfactory to the Agent:

          (a) A copy of the resolutions of the Board of Directors of the Seller authorizing this Agreement and the other documents to be delivered by it hereunder and the transactions contemplated hereby, certified by its Secretary or Assistant Secretary;

          (b) A certificate of the Secretary or Assistant Secretary of the Seller certifying the names and true signatures of the officers authorized on its behalf to sign this Agreement and the other documents to be delivered by it hereunder (on which certificate the Agent, the Purchasers and the Banks may conclusively rely unless and until such time as the Agent shall receive from the Seller a replacement certificate meeting the requirements of this subsection (b));

          (c) Acknowledgment copies of proper Financing Statements (Form UCC-1), naming the Seller as the debtor with respect to the Receivables and Related Security and CNAI, as Agent, as secured party, or other similar instruments or documents, as may be necessary or, in the opinion of the Agent, desirable under the UCC of all appropriate jurisdictions or any comparable law to perfect the ownership interests in all Receivables and Related Security in which an interest may be sold and transferred by the Seller hereunder;

          (d) Acknowledgment copies of proper Financing Statements (Form UCC-3), if any, necessary to release all security interests and other rights of any person in the Receivables and Related Security previously granted by the Seller;

          (e) Certified copies of requests for information or copies (Form UCC-11) (or a similar search report certified by a party acceptable to the Agent), dated a date reasonably near to the date of the initial Purchase, listing all effective financing statements which name the Seller (under its present name and any previous name) as debtor and which are filed in the jurisdictions in which filings were made pursuant to subsection (c) above, together with copies of such financing statements (none of which shall cover any Receivables, Related Security or Contracts);

          (f)  The Fee Agreement referred to in Section 2.05;

          (g) A favorable opinion or opinions of counsel for the Seller, in substantially the form of Exhibit E and as to such other matters as the Agent may reasonably request;

          (h) A favorable opinion of Kaye, Scholer, Fierman, Hays & Handler, LLP, counsel for the Agent, as the Agent may reasonably request.

          (i) A favorable opinion of Kaye, Scholer, Fierman, Hays & Handler, LLP, counsel for the Agent, addressed to CAFCO and the dealer for the commercial paper of CAFCO, as to the correctness of the representation and warranty of the Seller set forth in Section 4.01(m), substantially in the form previously delivered by such counsel to the Agent.

          SECTION 3.02. Conditions Precedent to All Purchases. Each Purchase (including the initial Purchase) hereunder shall be subject to the further conditions precedent that:

          (a) the Collection Agent shall have prepared and forwarded to the Agent, for each Purchaser and each Bank, on or prior to the 18th day of each Fiscal Month, a Seller Report related to each Receivable Interest owned by such Purchaser or Bank as of the close of business of the Seller on the last day of the preceding Fiscal Month and containing such additional information as may be reasonably requested by the Agent;

          (b) on the date of such Purchase the following statements shall be true, except that the statements in clauses (iii) and (iv) below are required to be true only if such Purchase is by a Purchaser (and the Seller by accepting a payment of Purchase Price shall be deemed to have certified that):

          (i) The representations and warranties contained in Section 4.01 of this Agreement are correct on and as of such date as though made on and as of such date,

          (ii) No event has occurred and is continuing, or would result from such Purchase, which constitutes an Event of Termination or Incipient Event of Termination,

          (iii) On such date, all of the Seller's long-term public senior debt securities are rated at least BBB- by Standard & Poor's Ratings Services or Baa3 by Moody's Investors Service, Inc., and

          (iv) The Agent shall not have given the Seller at least one Business Day's notice that the Purchasers have terminated new Purchases of Receivable Interests; and

          (c) the Agent shall have received such other approvals, opinions or documents as the Agent may reasonably request.


                                   ARTICLE IV

                         REPRESENTATIONS AND WARRANTIES

          SECTION 4.01. Representations and Warranties of the Seller. The Seller represents and warrants as follows:

          (a) The Seller is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Connecticut.

          (b) The execution, delivery and performance by the Seller of this Agreement and the other instruments and documents to be delivered by it hereunder, and the transactions contemplated hereby and thereby, including the Seller's use of the proceeds of Purchases, are within the Seller's corporate powers, have been duly authorized by all necessary corporate action, do not contravene (i) the Seller's charter and by-laws, (ii) any law, rule or regulation applicable to the Seller,
     (iii) any contractual restriction binding on or affecting the Seller or its property or (iv) any order, writ, judgment, award, injunction or decree binding on or affecting the Seller or its property, and (except as contemplated hereby) do not result in or require the creation of any lien, security interest or other charge or encumbrance upon or with respect to any of its properties; and no transaction contemplated hereby requires compliance with any bulk sales act or similar law. This Agreement has been duly executed and delivered by the Seller.

          (c) No authorization, approval, declaration, order or other action by, and no notice to or filing with, any governmental authority or regulatory body is required for the due execution, delivery and performance by the Seller of this Agreement or any other document or instrument to be delivered hereunder except for such as have been accomplished and except for the filing of the UCC Financing Statements referred to in Article III, all of which, at the time required in
     Article III, shall have been duly made and shall be in full force and effect.

          (d) This Agreement constitutes the legal, valid and binding obligation of the Seller enforceable against the Seller in accordance with its terms.

          (e) This Agreement evidences the transfer to the Agent, for the benefit of the Purchasers and the Banks, as the case may be, of legal and equitable title to, and ownership of, an undivided percentage ownership interest in Receivables to the extent of the applicable Receivable Interest.

          (f) The consolidated balance sheet of the Seller as at December 31, 1995, and the related statements of income and retained earnings of the Seller for the year then ended (the "Financial Statements"), copies of which have been furnished to the Agent, fairly present the financial condition of the Seller as of such date and the results of the operations of the Seller for the period ended on such date, all in accordance with generally accepted accounting principles consistently applied, and since December 31, 1995 there has not occurred any event which may materially adversely affect the collectibility of the Receivables Set or the ability of the Seller to collect Set Receivables or otherwise perform its obligations under this Agreement.

          (g) There are no actions, suits or proceedings pending, or to the knowledge of the Seller threatened, against or affecting the Seller or any Significant Subsidiary, or the property of the Seller or of any Significant Subsidiary, except as otherwise disclosed in the Financial Statements and the Annual Report, the Quarterly Report on Form 10-Q for the quarter ended March 31, 1996, and the Special Reports on Form 8-K dated March 30, 1996, April 15, 1996, June 3, 1996, June 18, 1996 and
     June 28, 1996, in any court, or before any arbitrator of any kind, or before or by any governmental body, which may materially adversely affect the collectibility of the Receivables Set or the ability of the Seller to collect Set Receivables or otherwise perform its obligations under this Agreement. Neither the Seller nor any Significant Subsidiary is in default with respect to any order of any court, arbitrator or governmental body except for defaults, if any, which are not material to the business or operations of the Seller or any Significant Subsidiary.

          (h) No proceeds of any Purchase will be used by the Seller to acquire any security in any transaction which is subject to Section 13 or 14 of the Securities Exchange Act of 1934, as amended.

          (i) Each Set Receivable shall (i) at the time that the Purchasers or the Banks initially purchase an undivided percentage ownership interest in such Set Receivable from the Seller, be owned by the Seller free and clear of any Adverse Claim and (ii) together with the Contract related thereto, at all times after such time be free and clear of any Adverse Claim except as otherwise specifically provided hereunder. Upon each Purchase of a Receivable Interest, the Agent, for the benefit of the Purchasers or the Banks, as the case may be, shall acquire a valid and perfected first priority undivided percentage ownership interest (to the extent of such Receivable Interest) in each Receivable in the Receivables Set for such Receivable Interest and in the Related Security (to the extent able to be perfected by filing), related Contract and (subject to Section 9-306 of the UCC) Collections with respect thereto free and clear of any Adverse Claim except as provided hereunder; and no effective financing statement or other instrument similar in effect covering any such Receivable or the Related Security, related Contract and Collections with respect thereto shall at any time be on file in any recording office, or otherwise be effective, except such as may be filed in favor of the Agent in accordance with this Agreement.

          (j) No Seller Report (if prepared by the Seller, or any Person with which the Seller has subcontracted pursuant to Section 6.01, or to the extent that information contained therein is supplied by the Seller or such other Person), information, exhibit, financial statement, document, book, record or report furnished or to be furnished by the Seller to the Agent, any Purchaser or any Bank in connection with this Agreement is or shall be inaccurate in any material respect or omits or shall omit to state a material fact or any fact necessary to make the statements contained therein not materially misleading.

          (k) The chief place of business, chief executive office of the Seller and the offices where the Seller keeps all its books, records and documents evidencing Set Receivables or the related Contracts are located at the address specified in Section 5.01(f), in jurisdictions where all action required by Section 6.05 has been taken and completed.

          (l) The Seller has not (i) extended, modified or waived any of the terms of any Contract giving rise to a Set Receivable, or (ii) made any change in its Credit and Collection Policy except, in either case, as permitted by Section 5.03(c).

          (m) Each Purchase of a Receivable Interest hereunder will constitute (i) a "current transaction" within the meaning of Section 3(a)(3) of the Securities Act of 1933, as amended, and (ii) a purchase or other acquisition of notes, drafts, acceptances, open accounts receivable or other obligations representing part or all of the sales price of merchandise, insurance or services within the meaning of
     Section 3(c)(5) of the Investment Company Act of 1940, as amended.

          (n) The Receivables Set Balance with respect to each Receivable Interest shall not be less than 100% of the Face Amount of such Receivable Interest.

          (o) The Seller is not known by and does not use any tradename or doing-business-as name in the origination or collection of any of the Receivables.


                                    ARTICLE V

                         GENERAL COVENANTS OF THE SELLER

          SECTION 5.01. Affirmative Covenants of the Seller. Until the latest of the Facility Termination Date, the Commitment Termination Date, the date that the Purchase Price and Discount with respect to all Receivable Interests shall be paid in full or the date all other amounts owed by the Seller hereunder to the Purchasers, the Banks or the Agent are paid in full, the Seller will, unless the Agent shall otherwise consent in writing:

          (a) Compliance with Laws, Etc. Comply in all material respects with all applicable laws, rules, regulations and orders with respect to it, its business and properties and all Set Receivables, Related Security and related Contracts.

          (b) Preservation of Corporate Existence. Preserve and maintain its corporate existence, rights, franchises and privileges in the jurisdiction of its incorporation, and qualify and remain qualified in good standing as a foreign corporation in each jurisdiction where the failure to preserve and maintain such existence, rights, franchises, privileges and qualification would materially adversely affect the interests of any Purchaser, any Bank or the Agent hereunder or in the Set Receivables, or the ability of the Seller or the Collection Agent to perform their respective obligations under this Agreement.

          (c) Audits. At any time and from time to time during regular business hours as requested by the Agent, permit the Agent, or its agents or representatives (including independent public accountants, which may be the Seller's independent public accountants), (i) to conduct periodic audits of the Set Receivables, the Related Security and the related books and records and collections systems of the Seller,
     (ii) to examine and make copies of and abstracts from all books, records and documents (including, without limitation, computer tapes and disks) in the possession or under the control of the Seller relating to Set Receivables and the Related Security, including, without limitation, the related Contracts, and (iii) to visit the offices and properties of the Seller for the purpose of examining such materials described in clause
     (ii) above, and to discuss matters relating to Set Receivables and the Related Security or the Seller's performance hereunder or under the Contracts with any of the officers or employees of the Seller having knowledge of such matters. In addition, upon the Agent's request at least once per year, the Seller will, at its expense, appoint independent public accountants (which may be the Seller's regular independent public accountants, Arthur Andersen, LLP, or other major nationally recognized independent public accountants), or utilize the Agent's representatives or auditors, to prepare and deliver to the Agent a written report with respect to the Set Receivables and the Credit and Collection Policy (including, in each case, the systems, procedures and records relating thereto) on a scope and in a form set forth in Exhibit F hereto or in such other form as may be reasonably requested by the Agent. In connection herewith and unless otherwise required by applicable law, the Agent agrees to maintain the confidentiality of all results of such inspections (except that the Agent shall have no obligation or confidentiality in respect of any information which may be generally available to the public or becomes available to the public through no fault of the Agent).

          (d) Keeping of Records and Books of Account. Maintain and implement, or cause to be maintained and implemented, administrative and operating procedures (including, without limitation, an ability to recreate records evidencing Set Receivables and related Contracts in the event of the destruction of the originals thereof), and keep and maintain, or cause to be kept and maintained, all documents, books, records and other information reasonably necessary or advisable for the collection of all Set Receivables (including, without limitation, records adequate to permit the daily identification of each Set Receivable and all Collections of and adjustments to each existing Set Receivable).

          (e) Performance and Compliance with Receivables and Contracts. At its expense timely and fully perform and comply with all material provisions, covenants and other promises required to be observed by it under the Contracts related to the Set Receivables.

          (f) Location of Records. Keep its chief place of business and chief executive office, and the offices where it keeps its records concerning the Set Receivables and all Contracts related thereto (and all original documents relating thereto), at the address of the Seller set forth under its name on the signature pages to this Agreement or (i) in the case of such records and Contracts, at the Seller's offices in Wethersfield, Connecticut or (ii) upon 30 days' prior written notice to the Agent, at such other locations in a jurisdiction where all action required by Section 6.05 shall have been taken and completed.

          (g) Credit and Collection Policies. Comply in all material respects with its Credit and Collection Policy in regard to each Set Receivable and the related Contract.

          (h) Collections. At the request of the Agent, made at any time after the occurrence of an Event of Termination or Incipient Event of Termination, immediately deposit or cause to be deposited all Collections to a Designated Account.

          SECTION 5.02. Reporting Requirements of the Seller. Until the latest of the Facility Termination Date, the Commitment Termination Date, the date that the Purchase Price and Discount with respect to all Receivable Interests shall be paid in full or the date all other amounts owed by the Seller hereunder to the Purchasers, the Banks or the Agent are paid in full, the Seller will, unless the Agent shall otherwise consent in writing, furnish to the Agent:

          (a) as soon as available and in any event within 60 days after the end of each of the first three quarters of each fiscal year of the Seller a copy of the Seller's Quarterly Report on Form 10-Q for such quarter;

          (b) as soon as available and in any event within 105 days after the end of each fiscal year of the Seller a copy of the Seller's Annual Report on Form 10-K, for such fiscal year;

          (c) upon request by the Agent, copies of all reports which the Seller sends to any of its security holders and copies of all reports and registration statements which the Seller files with the Securities and Exchange Commission or any national securities exchange;

          (d) promptly after the filing or receiving thereof, copies of all reports and notices with respect to any Reportable Event (as defined in Article IV of ERISA) which the Seller or any Significant Subsidiary files under ERISA with the Internal Revenue Service or the Pension Benefit Guaranty Corporation or the U.S. Department of Labor or which the Seller or any Significant Subsidiary receives from any of the foregoing in each case in respect of the assessment of withdrawal liability or event or condition which could, in the aggregate, result in the imposition of liability on the Seller in excess of $10,000,000;

          (e) as soon as possible and in any event within five days after an officer of the Seller obtains knowledge of the occurrence of an Event of Termination or an Incipient Event of Termination, the statement of the chief financial officer or chief accounting officer or the Treasurer or an Assistant Treasurer of the Seller setting forth the details of such Event of Termination or Incipient Event of Termination and the action that the Seller proposes to take with respect thereto;

          (f) upon the request of the Agent, a list of the Receivables in which each Purchaser and each Bank has purchased an undivided percentage ownership interest hereunder;

          (g) promptly, from time to time, such other information, documents, records or reports respecting the Receivables or Related Security or the conditions or operations, financial or otherwise, of the Seller or any Significant Subsidiary as the Agent may from time to time reasonably request in order to protect any Purchaser's, any Bank's or the Agent's interests under or contemplated by this Agreement; and

          (h) on or prior to the 18th day of each Fiscal Month, such Seller Reports and other reports, information, documents, books or records as the Agent may reasonably request.

          SECTION 5.03. Negative Covenants of the Seller. Until the latest of the Facility Termination Date, the Commitment Termination Date, the date that the Purchase Price and Discount with respect to all Receivable Interests shall be paid in full or the date all other amounts owed by the Seller hereunder to the Purchasers, the Banks or the Agent are paid in full, the Seller will not, without the written consent of the Agent:

          (a) Sales, Liens, Etc. Except as otherwise provided herein, sell, assign (by operation of law or otherwise) or otherwise dispose of, or create or suffer to exist any Adverse Claim upon or with respect to, the Seller's undivided interest in any Set Receivable, Related Security, related Contract or Collections, or upon or with respect to any lock-box account to which any Collections of any Set Receivable are sent, or assign any right to receive income in respect thereof.

          (b) Extension or Amendment of Receivables. Except in conformance with the Credit and Collection Policy, extend, amend or otherwise modify the terms of any Set Receivable, or amend, modify or waive any term or condition of any Contract related thereto if such action might reduce or impair the rights of any Purchaser, any Bank or the Agent with respect to any Set Receivable or the collectibility or value of any Set Receivable.

          (c) Change in Business or Contracts or Credit and Collection Policy. Make any change in the character of its business or its Contracts or Credit and Collection Policy, which change would, in any case, impair the collectability of any Set Receivable.

          (d) No Actions Against Obligors. Commence or settle any legal action to enforce collection of any Set Receivable except in conformance with the Credit and Collection Policy.

          (e) Deposits to Designated Accounts. Deposit or otherwise credit, or cause or permit to be so deposited or credited, to any Designated Account cash or cash proceeds other than Collections of Set Receivables.

                                   ARTICLE VI

                          ADMINISTRATION AND COLLECTION

          SECTION 6.01. Designation of Collection Agent. The servicing, administration and collection of the Set Receivables shall be conducted by such Person (the "Collection Agent") so designated from time to time in accordance with this Section 6.01. Until the Agent gives notice to the Seller of a designation of a new Collection Agent, the Seller is hereby designated as, and hereby agrees to perform the duties and obligations of, the Collection Agent pursuant to the terms hereof. The Agent, at any time after the occurrence of an Event of Termination or Incipient Event of Termination, upon notice to the Seller, may designate as Collection Agent any Person (including itself) to succeed the Seller or any successor Collection Agent, on the condition in each case that any such Person so designated agrees in writing (a) to perform the duties and obligations of the Collection Agent pursuant to the terms hereof and (b) to adhere to the provisions of
Section 11.07, which agreement shall survive the termination of this Agreement or such writing. For purposes of satisfying the condition contained in the preceding sentence, the Agent hereby agrees that if and when it shall designate itself as the Collection Agent it shall perform the duties and obligations of the Collection Agent pursuant to the terms hereof. The Collection Agent may subcontract with Northeast Utilities Service Company and may, upon 45 days' notice to the Seller, with the prior consent of the Agent, subcontract with any other Person for the administration and collection of the Set Receivables, provided that the Collection Agent shall remain liable for the performance of the duties and obligations of the Collection Agent pursuant to the terms hereof.

          SECTION 6.02. Duties of Collection Agent. (a) The Collection Agent shall (unless the Agent directs otherwise) take or cause to be taken only such actions as shall be necessary or customary to collect each Set Receivable from time to time, all in accordance with applicable laws, rules and regulations, with reasonable care and diligence, and solely in accordance with the Credit and Collection Policy. The Seller and the Agent hereby appoint the Collection Agent, from time to time designated pursuant to
Section 6.01, as agent for themselves and for the Purchasers and the Banks to enforce their respective rights and interests in and under the Set Receivables, the Related Security and the related Contracts.

          (b) The Collection Agent shall set aside for the account of the Seller, each Purchaser and each Bank their respective allocable shares of the Collections of Set Receivables in accordance with Section 2.06, but shall not be required (except to the extent set forth in Section 2.06) to segregate the funds constituting such portion of such Collections prior to the remittance thereof in accordance with such Section. If requested by the Agent in accordance with Section 5.01(h), the Collection Agent shall segregate and deposit into the Designated Account such allocable share of Collections of Set Receivables, set aside for each Purchaser and each Bank, on the first Business Day following receipt thereof by the Collection Agent.

          (c) The Collection Agent may not extend, amend or otherwise modify the terms of any Set Receivable or amend, modify or waive any term or condition of any Contract related thereto, or commence or settle any legal action to enforce collection of any Set Receivable, except in conformance with the Credit and Collection Policy.

          (d) The Seller shall deliver to the Collection Agent, and the Collection Agent shall hold in trust, keep confidential and legend appropriately for the Seller and the Agent, acting on behalf of each Purchaser and each Bank, in accordance with their respective interests, all computer tapes or disks which evidence or relate to Set Receivables. Upon the Agent's request, the Seller shall deliver to the Collection Agent, and the Collection Agent shall hold in trust and legend appropriately for the Seller and the Agent, acting on behalf of the Purchasers and the Banks, in accordance with their respective interests, all documents, instruments and other records which evidence or relate to Set Receivables.

          (e) The Collection Agent shall as soon as practicable following receipt turn over to the Seller (i) that portion of Collections of Set Receivables representing the Seller's undivided percentage ownership interest therein, less, in the event the Seller is not the Collection Agent, all reasonable costs and expenses of the Collection Agent in administering and collecting the Set Receivables to the extent not covered by the Collection Agent Fee received by it, and (ii) the Collections of any Receivable which is not a Set Receivable.

          (f) The Collection Agent, if other than the Seller, shall as soon as practicable upon demand deliver to the Seller all documents, instruments and other records (including, without limitation, computer tapes or disks) in its possession which evidence or relate to Receivables of the Seller other than Set Receivables, and copies of documents, instruments and other records in its possession which evidence or relate to Set Receivables.

          (g) The Collection Agent shall, at any time and from time to time at the request of the Agent, furnish to the Agent (within five Business Days after any such request) a calculation of the amounts set aside for the Purchasers and the Banks pursuant to Section 2.06(b).

          (h) The Collection Agent shall, to the extent permitted by applicable law, pay interest to the Agent on any amount not paid by the Collection Agent when required to be paid by it hereunder, at an interest rate per annum equal to the Alternate Base Rate, payable on demand, provided, however, that such interest rate shall not at any time exceed the maximum rate permitted by applicable law. Such interest shall be for the account of, and shall be distributed to, the Purchasers and the Banks, as the case may be, entitled thereto ratably in accordance with their respective interests in such overdue amount and shall be paid by the Collection Agent free and clear of and without deduction for any taxes of any kind whatsoever.

          (i) The Collection Agent's authorization under this Agreement shall terminate, after the Facility Termination Date and Commitment Termination Date, upon receipt by each Purchaser and each Bank which has purchased a Receivable Interest of the allocable Purchase Price and Discount and upon payment in full of all other amounts payable to the Agent, each Purchaser, each Bank and the Collection Agent under this Agreement.

          SECTION 6.03. Rights of the Agent. (a) The Agent is hereby authorized, at any time, upon notice to the Seller after the occurrence of an Event of Termination or Incipient Event of Termination, to direct the Obligors of Set Receivables, or any of them (and the Seller shall at the Agent's request and at the Seller's expense, direct such Obligors), to make payment of all amounts payable under any Set Receivable directly to the Designated Account. Further, the Agent (upon notice to the Seller and at the Seller's expense) may, at any time after the occurrence of an Event of Termination or Incipient Event of Termination, notify the Obligors of Set Receivables, or any of them, of the ownership of Receivable Interests by the Purchasers and the Banks.

          (b) At any time after the occurrence of an Event of Termination or Incipient Event of Termination:

          (i) The Agent may direct the Obligors of Set Receivables, or any of them, that payment of all amounts payable under any Set Receivable be made directly to the Agent or its designee.

          (ii) The Seller shall, at the Agent's request and at the Seller's expense, give notice of the ownership of Receivable Interests by the Agent, for the benefit of the Purchasers and the Banks to each such Obligor and direct that payments be made directly to the Agent or its designee.

          (iii) The Seller shall, at the Agent's request and at the Seller's expense, (A) assemble all of the documents, instruments and other records (including, without limitation, computer tapes and disks) which evidence or relate to the Set Receivables, and the related Contracts and Related Security, or which are otherwise necessary or desirable to collect such Set Receivables, and shall make the same available to the Agent at a place selected by the Agent or its designee, and (B) segregate all cash, checks and other instruments received by it from time to time constituting Collections of Set Receivables in a manner acceptable to the Agent and shall, promptly upon receipt, remit all such cash, checks and instruments, duly endorsed or with duly executed instruments of transfer, to the Agent or its designee.

          (iv) Each of the Seller, each Purchaser and each Bank hereby authorizes the Agent to take any and all steps in the Seller's name and on behalf of the Seller necessary or desirable, in the determination of the Agent, to collect all amounts due under any and all Set Receivables, including, without limitation, endorsing the Seller's name on checks and other instruments representing Collections of Set Receivables and enforcing such Set Receivables and the related Contracts and taking action or causing action to be taken with respect to any Related Security, including with respect to transferring possession of the same to the Agent or its designee.

          SECTION 6.04. Responsibilities of the Seller. Anything herein to the contrary notwithstanding:

          (a) The Seller shall remain responsible and liable to perform all of its duties and obligations under the Contracts related to the Set Receivables, to the extent set forth therein;

          (b) The exercise by the Agent of any of its rights hereunder shall not release the Seller from any of its duties or obligations with respect to any Set Receivables or under the Contacts related to the Set Receivables;

          (c) Neither the Agent nor any Purchaser or Bank shall have any obligation or liability with respect to any Set Receivables or related Contracts, nor shall any of them be obligated to perform any of the obligations of the Seller thereunder; and

          (d) The Seller shall promptly notify the Agent of any claim or threatened claim probable, in the opinion of the management of the Seller, to result in any liability referred to in Article X.

          SECTION 6.05. Further Action Evidencing Purchases. (a) The Seller agrees that from time to time, at its expense, it will promptly execute and deliver all further instruments and documents, and take all further action, that may be necessary or that the Agent may reasonable request in order to perfect, protect or more fully evidence the Receivable Interests purchased by the Purchasers or the Banks hereunder, or to enable any of them or the Agent to exercise or enforce any of their respective rights hereunder. Without limiting the generality of the foregoing, the Seller will upon the request of the Agent: (i) execute and file such financing or continuation statements, or amendments thereto or assignments thereof, and such other instruments or notices, as may be necessary or appropriate; (ii) mark conspicuously each invoice evidencing each Set Receivable and the related Contract with a legend, acceptable to the Agent, evidencing that an undivided percentage ownership interest in such Receivable has been sold in accordance with this Agreement; and (iii) mark its master data processing records evidencing such Set Receivables and related Contracts with such legend.

          (b) The Seller hereby authorizes the Agent to file or cause to be filed one or more financing or continuation statements, and amendments thereto and assignments thereof, relative to all or any of the Set Receivables and the Related Security now existing or hereafter arising without the signature of the Seller where permitted by law.

          (c) If the Seller fails to perform any of its agreements or obligations under this Agreement, the Agent may (but shall not be required to) itself perform, or cause performance of, such agreement or obligation, and the expenses of the Agent incurred in connection therewith shall be payable by the Seller as provided in Section 11.06.

          SECTION 6.06. Application of Collections. Any payment by an Obligor in respect of any indebtedness owed by it to the Seller shall, except as otherwise specified by such Obligor or otherwise required by contract or law and unless otherwise instructed by the Agent, be applied as a Collection of any Set Receivable or Receivables of such Obligor to the extent of any amounts then due and payable thereunder before being applied to any other indebtedness of such Obligor.


                                   ARTICLE VII

                              EVENTS OF TERMINATION

          SECTION 7.01. Events of Termination. If any of the following events ("Events of Termination") shall occur and be continuing:

          (a)  The Collection Agent (if other than the Agent or its designee)
(i) shall fail to perform or observe any term, covenant or agreement hereunder (other than as referred to in clause (ii) of this Section 7.01(a)) and such failure shall remain unremedied for three Business Days or
(ii) shall fail to make any payment or deposit to be made by it hereunder when due; or

          (b) The Seller shall fail (i) to transfer to the Agent when requested by the Agent any rights pursuant to this Agreement which it has as Collection Agent, (ii) to perform or observe any term, covenant or agreement contained in Section 5.03(e) or Section 6.03(a), (iii) to make any payment required under Section 10.01 or (iv) to turn over to the Collection Agent the amounts referred to in Sections 2.06(c)(i) and (ii); or

          (c) Any representation or warranty made or deemed made by the Seller (or any of its officers) under or in connection with this Agreement, any Seller Report or any other information or report delivered by the Seller pursuant hereto shall prove to have been incorrect in any material respect when made or deemed made or delivered; or

          (d) The Seller shall fail to perform or observe any other term, covenant or agreement contained in this Agreement on its part to be performed or observed and any such failure shall remain unremedied for 10 days after written notice thereof shall have been given to the Seller by the Agent; or

          (e) The Seller shall fail to pay the principal of or interest on any obligation of the Seller for borrowed money in an outstanding amount of $10,000,000 or more when due, whether by acceleration, by required prepayment or otherwise, for a period longer than any period of grace provided in such obligation, or fail to perform any other term, condition or covenant contained in any such obligation, the effect of which is to cause, or to permit the holder of such obligation or others on its behalf to cause, such obligation then to become due prior to its stated maturity, unless such failure shall have been cured or effectively waived; or

          (f) Any Purchase of a Receivable Interest pursuant hereto shall for any reason, except to the extent permitted by the terms hereof, cease to create a valid and perfected first priority undivided percentage ownership interest to the extent of such Receivable Interest in each applicable Set Receivable and the Related Security and Collections with respect thereto; or this Agreement shall for any reason cease to evidence the transfer to the owner thereof of legal and equitable title to, and ownership of, an undivided percentage ownership interest in Set Receivables and Related Security to the extent of the applicable Receivable Interest; or

     (g) (i) The Seller or any of its Significant Subsidiaries shall generally not pay its debts as such debts become due, or shall admit in writing its inability to pay its debts generally, or shall make a general assignment for the benefit of creditors; or any proceeding shall be instituted by or against the Seller or any of its Significant Subsidiaries seeking to adjudicate it a bankrupt or insolvent, or seeking liquidation, winding up, reorganization, arrangement, adjustment, protection, relief, or composition of it or its debts under any law relating to bankruptcy, insolvency or reorganization or relief of debtors, or seeking the entry of an order for relief or the appointment of a receiver, trustee, or other similar official for it or for any substantial part of its property and, if instituted against the Seller or any of its Significant Subsidiaries, either such proceeding shall not be stayed or dismissed for 60 days or any of the actions sought in such proceeding (including, without limitation, the entry of an order for relief against it or the appointment of a receiver, trustee, custodian or other similar official for it or for any substantial part of its property) shall occur; or (ii) the Seller or any of its Significant Subsidiaries shall take any corporate action to authorize any of the actions set forth in clause (i) above in this subsection (g); or

     (h) The Delinquency Ratio shall at any time exceed 7%; or the Default Ratio shall at any time exceed 8% or the Loss-To-Liquidation Ratio shall at any time exceed 2%; or

     (i) The Receivables Set Balance with respect to any Receivable Interest is less than 100% of the Face Amount of such Receivable Interest; or

     (j) There shall have occurred any event which may materially adversely affect the ability of the Seller to perform its obligations under this Agreement; [or then, and in any such event, the Agent may, by notice to the Seller, take either or both of the following actions: (x) designate the Facility Termination Date or the Commitment Termination Date; and (y) designate a Person to succeed the Seller as the Collection Agent (if the Seller is then serving as the Collection Agent) pursuant to Section 6.01; provided, that, automatically upon the occurrence of any event (without any requirement for the passage of time or the giving of notice) described in paragraph (g) of this Section 7.01, the Facility Termination Date and the Commitment Termination Date shall occur, the Seller (if the Seller is then serving as the Collection Agent) shall cease to be the Collection Agent and the Agent or its designee shall become the Collection Agent. Upon any such declaration or designation by the Agent, or upon such automatic termination, the Agent, each Purchaser and each Bank shall have, in addition to the rights and remedies which they may have under this Agreement, all other rights and remedies provided after default under the UCC of the applicable jurisdiction or jurisdictions and other applicable laws, which rights shall be cumulative.


                                  ARTICLE VIII

                                    THE AGENT

          SECTION 8.01. Authorization and Action. Each Purchaser and each Bank hereby appoints and authorizes the Agent to take such action as agent on its behalf and to exercise such powers under this Agreement as are delegated to the Agent by the terms hereof, together with such powers as are reasonably incidental thereto.

          SECTION 8.02 Agent's Reliance, Etc. Neither the Agent nor any of its directors, officers, agents or employees shall be liable for any action taken or omitted to be taken by it or them as Agent under or in connection with this Agreement (including, without limitation, any action taken or omitted to be taken by it or them on behalf of the Purchasers or the Banks if designated as Collection Agent pursuant to Section 6.01), except for its or their own gross negligence or willful misconduct. Without limiting the foregoing, the Agent:

          (i) may consult with legal counsel (including counsel for the Seller), independent public accountants and other experts selected by it and shall not be liable for any action taken or omitted to be taken in good faith by it in accordance with the advice of such counsel, accountants or experts;

          (ii) makes no warranty or representation to any Purchaser or any Bank (whether written or oral) and shall not be responsible to any Purchaser or any Bank for any statements, warranties or representations (whether written or oral) made in or in connection with this Agreement;

          (iii) shall not have any duty to ascertain or to inquire as to the performance or observance of any of the terms, covenants or conditions of this Agreement on the part of the Seller or the Collection Agent or to inspect the property (including the books and records) of the Seller or the Collection Agent;

          (iv) shall not be responsible to any Purchaser or any Bank for the due execution, legality, validity, enforceability, genuineness, sufficiency or value of this Agreement or any other instrument or document furnished pursuant hereto; and (v) shall incur no liability under or in respect of this Agreement by acting upon any notice (including notice by telephone), consent, certificate or other instrument or writing (which may be by telecopier or telex) believed by it to be genuine and signed or sent by the proper party or parties.

          SECTION 8.03. CNAI and Affiliates. The obligation of Citibank to Purchase Receivable Interests under this Agreement may be satisfied by CNAI or any of its Affiliates. With respect to any Receivable Interest or interest therein owned by it, CNAI shall have the same rights and powers under this agreement as any Bank and may exercise the same as though it were not the Agent. CNAI and any of its Affiliates may generally engage in any kind of business with the Seller or any Obligor, any of their respective Affiliates and any Person who may do business with or own securities of the Seller or any Obligor or any of their respective Affiliates, all as if CNAI were not the Agent and without any duty to account therefor to any Purchaser or any Bank.

          SECTION 8.04. Purchasers' and Banks' Purchase Decisions. Each Purchaser and each Bank acknowledges that it has, independently and without reliance upon the Agent, any of its Affiliates or any other Purchaser or Bank and based on such documents and information as it has deemed appropriate, made its own evaluation and decision to enter into this Agreement and, if it so determines, to purchase an undivided ownership interest in Set Receivables hereunder. Each Purchaser and each Bank also acknowledges that it will, independently and without reliance upon the Agent, any of its Affiliates or any other Purchaser or Bank and based on such documents and information as it shall deem appropriate at the time, continue to make its own decisions in taking or not taking action under this Agreement.


                                   ARTICLE IX

                                   ASSIGNMENT

          SECTION 9.01. Assignability. (a) Purchasers. This Agreement and the Purchasers' rights and obligations herein (including ownership of each Receivable Interest) shall be assignable by the Purchasers and their successors and assigns. Each assignor of a Receivable Interest or any interest therein shall notify the Agent and the Seller of any such assignment. Each assignor of a Receivable Interest or any interest therein may, in connection with the assignment or participation, disclose to the assignee or participant any information relating to the Seller, including the Receivables, furnished to such assignor by or on behalf of the Seller or by the Agent ; provided that, prior to any such disclosure, the assignee or participant agrees to preserve the confidentiality of any confidential information relating to the Seller received by it from any of the foregoing entities.

          (b) Banks. Each Bank may assign to any Eligible Assignee or to any other Bank all or a portion of its rights and obligations under this Agreement (including, without limitation, all or a portion of its Bank Commitment and any Receivable Interests or interests therein owned by it). The parties to each such assignment shall execute and deliver an assignment to the Agent. In addition, Citibank or any of its Affiliates may assign any of its rights (including, without limitation, rights to payment of Purchase Price and Discount) under this Agreement to any Federal Reserve Bank without notice to or consent of the Seller or the Agent.

          (c) Agent. This Agreement and the rights and obligations of the Agent herein shall be assignable by the Agent and its successors and assigns.

          (d) Seller. The Seller may not assign its rights or obligations hereunder or any interest herein without the prior written consent of the Agent.


                                    ARTICLE X

                                 INDEMNIFICATION

          SECTION 10.01. Indemnities by the Seller. Without limiting any other rights that the Agent, any Purchaser, any Bank or any of their respective Affiliates (each an "Indemnified Party") may have hereunder or under applicable law, the Seller hereby agrees to indemnify each Indemnified Party from and against any and all damages, losses, claims, liabilities and related costs and expenses, including reasonable attorneys' fees and disbursements (collectively, "Indemnified Amounts"), awarded against or incurred by any of them arising out of or as a result of this Agreement or the ownership of Receivable Interests or in respect of any Receivable or any Contract, excluding, however, (a) Indemnified Amounts to the extent resulting from gross negligence or willful misconduct on the part of such Indemnified Party, (b) recourse (except as otherwise specifically provided in this Agreement) for uncollectible Receivables or (c) any taxes based on or measured by the income of any Indemnified Party incurred by such Indemnified Party arising out of or as a result of this Agreement or the ownership of Receivable Interests or in respect of any Receivable or any Contract.
Without limiting or being limited by the foregoing, the Seller shall pay on demand to each Indemnified Party any and all amounts necessary to indemnify such Indemnified Party from and against any and all Indemnified Amounts relating to or resulting from any of the following:

          (i) any Receivable, at the time of the transfer of an undivided percentage ownership interest therein, not being an Eligible Receivable;

          (ii) reliance on any representation or warranty made or deemed made by the Seller (or any of its officers) under or in connection with this Agreement, any Seller Report or any other information or report delivered by the Seller pursuant hereto which shall have been false or incorrect in any material respect when made or deemed made;

          (iii) the failure by the Seller to comply with any applicable law, rule or regulation with respect to any Set Receivable, Related Security or the related Contract, or the nonconformity of any Set Receivable, Related Security or the related Contract with any such applicable law, rule or regulation;

          (iv) the failure to vest in the Agent, for the benefit of the Purchasers or the Banks, as the case may be, or to transfer to the Agent, for the benefit of the Purchasers or the Banks, as the case may be, legal and equitable title to, and ownership of, an undivided percentage ownership interest, to the extent of each Receivable Interest owned by it hereunder, in the Receivables in, or purporting to be in, the Receivables Set for such Receivable Interest, free and clear of any Adverse Claim;

          (v) the failure to file, or any delay in filing, financing statements or other similar instruments or documents under the UCC of any applicable jurisdiction or other applicable laws with respect to any Receivables in, or purporting to be in, the Receivables Set for any Receivable Interest, any Contract or Related Security whether at the time of any Purchase or at any subsequent time;

          (vi) any dispute, claim, offset or defense of the Obligor (other than discharge in bankruptcy of the Obligor) to the payment of any Receivable in, or purporting to be in, a Receivables Set (including, without limitation, a defense based on such Receivables or the related Contract not being a legal, valid and binding obligation of such Obligor enforceable against it in accordance with its terms), or any other claim resulting from the sale of the merchandise or services related to such Receivable or the furnishing or failure to furnish such merchandise or services or relating to collection activities with respect to such Receivable (if such collection activities were performed by the Seller or any of its Affiliates acting as Collection Agent);

          (vii) any failure of the Seller, as Collection Agent or otherwise, to perform its duties or obligations in accordance with the provisions of Article VI;

          (viii) any products liability claim or personal injury or property damage suit or other similar or related claim or action of whatever sort arising out of or in connection with merchandise or services which are the subject of any Contract;

          (ix) the commingling of Collections of Set Receivables at any time with any funds (provided that this paragraph (ix) will not cover commingling that occurs after such Collections have been either (1) deposited or otherwise paid over to the Agent for the account of the Purchasers or the Banks in accordance with this Agreement or (2) received by CNAI or any of its Affiliates acting as Collection Agent);

          (x) any investigation, litigation or proceeding related to this Agreement or the use of proceeds of Purchases or the ownership of Set Receivables or in respect of any Set Receivable or any Contract;

          (xi) any failure of the Seller to comply with its covenants contained in Section 5.01; or

          (xii) any claim brought by any Person other than an Indemnified Party arising from any activity by the Seller or any Affiliate of the Seller in servicing, administering or collecting any Receivable.



                                   ARTICLE XI

                                  MISCELLANEOUS

          SECTION 11.01. Amendments, Etc. No amendment or waiver of any provision of this Agreement nor consent to any departure by the Seller therefrom shall in any event be effective unless the same shall be in writing and signed by the Agent, as agent for the Purchasers and the Banks (and, in the case of any amendment, also signed by the Seller), and then such amendment, waiver or consent shall be effective only in the specific instance and for the specific purpose for which given; provided, however, that no amendment, waiver or consent shall, unless in writing and signed by the Collection Agent in addition to the Agent, affect the rights or duties of the Collection Agent under this Agreement. This Agreement contains a final and complete integration of all prior expressions by the parties hereto with respect to the subject matter hereof and shall constitute the entire agreement among the parties hereto with respect to the subject matter hereof, superseding all prior oral or written understandings.

          SECTION 11.02. Notices, Etc. All notices and other communications hereunder shall, unless otherwise stated herein, be in writing (which shall include facsimile communication) and faxed or delivered, to each party hereto, at its address set forth under its name on the signature pages hereof or at such other address as shall be designated by such party in a written notice to the other parties hereto. Notices and communications by facsimile shall be effective when sent (and shall be followed by hard copy sent by regular mail), and notices and communications sent by other means shall be effective when received.

          SECTION 11.03. No Waiver; Remedies. No failure on the part of the Agent, any Purchaser or any Bank to exercise, and no delay in exercising, any right hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any right hereunder preclude any other or further exercise thereof or the exercise of any other right. The remedies herein provided are cumulative and not exclusive of any remedies provided by law.

          SECTION 11.04.  Binding Effect.   (a)  This Agreement shall be
binding upon and inure to the benefit of the Seller, the Agent, the Purchasers, the Banks and their respective successors and assigns.

          (b) This Agreement shall create and constitute the continuing agreement of the parties hereto in accordance with its terms, and shall remain in full force and effect until the Facility Termination Date; provided, however, that (i) the rights of the Purchasers and the Banks to collect the Purchase Price and Discount in respect of the Receivable Interests owned by them, (ii) the rights and remedies of the Purchasers and the Banks with respect to any breach of any representation and warranty made by the Seller pursuant to Article IV or Section 3.02, (iii) the indemnification provisions of Article X and Section 11.06, (iv) the rights of the Agent and the Collection Agent to be paid the fees, costs and expenses provided for hereunder and (v) the agreement set forth in Section 11.07 shall be continuing and shall survive any termination of this Agreement.

          SECTION 11.05. GOVERNING LAW. THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK, EXCEPT TO THE EXTENT THAT THE PERFECTION OF THE INTERESTS OF THE PURCHASERS AND THE BANKS IN THE RECEIVABLES, OR REMEDIES HEREUNDER IN RESPECT THEREOF, ARE GOVERNED BY THE LAWS OF A JURISDICTION OTHER THAN THE STATE OF NEW YORK.

          SECTION 11.06. Costs, Expenses and Taxes. (a) In addition to the rights of indemnification granted under Article X hereof, the Seller agrees to pay on demand all costs and expenses in connection with the preparation, execution, delivery and administration (including periodic auditing and the other activities contemplated in Section 5.01(c)) of this Agreement and the other documents to be delivered hereunder, including, without limitation, the reasonable fees and out-of-pocket expenses of counsel for the Agent, with respect thereto and with respect to advising the Agent, CNAI, CAFCO, Citibank and their respective Affiliates as to their respective rights and remedies under this Agreement, and all costs and expenses, if any (including reasonable counsel fees and expenses), of the Agent, CNAI, the Purchasers, the Banks and their respective Affiliates, in connection with the enforcement of this Agreement and the other documents to be delivered hereunder.

          (b) In addition, the Seller shall pay any and all stamp and other taxes and fees payable or determined to be payable in connection with the execution, delivery, filing, recording or enforcement of this Agreement or the other documents to be delivered hereunder, and agrees to save each Indemnified Party harmless from and against any and all liabilities with respect to or resulting from any delay in paying or omission to pay such taxes and fees.

          SECTION 11.07. No Proceedings. Each of the Seller, the Agent, the Collection Agent, each Purchaser, each Bank, each assignee of a Receivable Interest or any interest therein and each entity which enters into a commitment to purchase Receivable Interests or interests therein hereby agrees that it will not institute against CAFCO any proceeding of the type referred to in Section 7.01(g) so long as any commercial paper or other senior indebtedness issued by CAFCO shall be outstanding or there shall not have elapsed one year plus one day since the last day on which any such commercial paper or other senior indebtedness shall have been outstanding.

          SECTION 11.08. Confidentiality. (a) By the Seller. Unless otherwise required by applicable law (including, without limitation, the order of any governmental authority having jurisdiction and authority to issue such order or upon the request or demand of, or in connection with any investigation, proceeding or audit by, any governmental authority, if such request or demand shall have the force of law or be made in connection with the exercise of such authority's regulatory functions), the Seller agrees to maintain the confidentiality of this Agreement (and all drafts thereof) in communications with third parties and otherwise; provided, however, that the Agreement may be disclosed to third parties to the extent such disclosure is
(i) required in connection with a sale of securities of the Seller, (ii) made solely to persons who are legal counsel for the purchaser or underwriter of such securities, (iii) limited in scope to the provisions of Articles V, VII, X and, to the extent defined terms are used in Articles V, VII and X, such terms defined in Article I of this Agreement, (iv) made pursuant to a written agreement of confidentiality in form and substance reasonably satisfactory to the Agent, (v) to the Seller's legal counsel and accountants if they agree to hold it confidential or (vi) with respect to information generally available to the public or which becomes available to the public through no fault of the Seller.

          (b) By the Agent. Unless otherwise required by applicable law (including, without limitation, the order of any governmental authority having jurisdiction and authority to issue such order or upon the request or demand of, or in connection with any investigation, proceeding or audit by, any governmental authority or rating agency, if such request or demand shall have the force of law or be made in connection with the exercise of such authority's regulatory functions or such agency's normal functions), the Agent agrees to maintain the confidentiality of any information provided to the Agent by the Seller; provided, however, that such information may be disclosed to third parties to the extent such disclosure is (i) made pursuant to a written agreement of confidentiality in form and substance reasonably satisfactory to the Seller or (ii) to the Agent's legal counsel and accountants if they agree to hold it confidential or (iii) with respect to information generally available to the public or which becomes available to the public through no fault of the Agent.

          SECTION 11.09. Execution in Counterparts. This Agreement may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which when taken together shall constitute one and the same agreement. Delivery of an executed counterpart of a signature page to this Agreement by facsimile shall be effective as delivery of a manually executed counterpart of this Agreement.

          IN WITNESS WHEREOF, the parties have caused this Agreement to be executed by their respective officers thereunto duly authorized, as of the date first above written.

SELLER AND COLLECTION AGENT:

THE CONNECTICUT LIGHT AND POWER COMPANY


By: /s/ David R. McHale
Name:   David R. McHale
Title:     Assistant Treasurer

107 Selden Street
Berlin, Connecticut 06037
Attention: David R. McHale
Assistant Treasurer
Facsimile No.: 860-665-5457

PURCHASER:

CORPORATE ASSET FUNDING COMPANY, INC.


By:  Citicorp North America, Inc.
as Attorney-in-Fact


By /s/ Michael Llodra
Name:  Michael Llodra
Title:    Vice President

450 Mamaroneck Avenue
Harrison, NY  10528
Attention: Corporate Asset Funding
Facsimile No. 914-899-7890

BANK:     CITIBANK, N.A.


By:  /s/ Michael Llodra
Name: Michael Llodra
Title:  Attorney-in-Fact
Percentage:  100%

450 Mamaroneck Avenue
Harrison, N.Y.  10528
Facsimile No. 914-899-7890


AGENT:

CITICORP NORTH AMERICA, INC., as Agent


By /s/ Michael Llodra
Name:  Michael Llodra
Title:   Vice President


450 Mamaroneck Avenue
Harrison, N.Y.  10528
Attention:  Corporate Asset Funding
Facsimile No. 914-899-7890

                                                                   EXHIBIT A

                          SPECIAL CONCENTRATION LIMITS

Date:  ____________, 19__

Citicorp North America, Inc., as Agent
450 Mamaroneck Avenue
Harrison, New York  10528
Attention:  Corporate Asset Funding Department

          Reference is made to the Receivables Purchase and Sale Agreement, dated as of July 11, 1996 (the terms defined therein being used herein as therein defined) among The Connecticut Light and Power Company, Corporate Asset Funding Company, Inc., Citibank, N.A. and Citicorp North America, Inc., as Agent.

          The Seller hereby designates for the Designated Obligor[s] named below the Special Concentration Limit[s] set forth below opposite [its] [their respective] name[s]:

     Designated Obligor       Special Concentration Limit

     __________________       ___________________________

     __________________       ___________________________
          [etc.]
THE CONNECTICUT LIGHT AND POWER COMPANY

By /s/
Name:
Title:

          The undersigned hereby approves the above Special Concentration Limit[s], as of the date hereof.

CITICORP NORTH AMERICA, INC.
as Agent

By /s/
Name:
Title:

                                                                    EXHIBIT B



                              FORM OF SELLER REPORT


                                                                   EXHIBIT C



                             DESCRIPTION OF TARIFFS


1. The retail rates charged by the Seller to Obligors, as approved from time to time by the Connecticut Department of Public Utility Control.

2. The Connecticut Light and Power Company Rules and Regulations, effective July 1, 1993, applicable to its retail rate accounts as approved by the Connecticut Department of Public Utility Control.


                                                                    EXHIBIT D


                         CANCELLATION OF DESIGNATION OF
                  OBLIGORS AND/OR SPECIAL CONCENTRATION LIMITS


                                        Date: _____________, 19__


[Citicorp North America, Inc.,
     as Agent
450 Mamaroneck Avenue
Harrison, New York  10528
Attention:  Corporate Asset
            Funding]

[The Connecticut Light and Power Company,
107 Selden Street
Berlin, Connecticut]

          Reference is made to the Receivables Purchase and Sale Agreement, dated as of July 11, 1996 (the "Receivables Agreement"; the terms defined therein being used herein as therein defined) among The Connecticut Light and Power Company, Corporate Asset Funding Company, Inc., Citibank, N.A. and Citicorp North America, Inc., as Agent.

          The undersigned hereby cancels, effective as of the date occurring three days after the date hereof, the designation pursuant to Section 2.01 of the Receivables Agreement of [each of] the following Obligor[s] as a Designated Obligor:

          1.  _________________________________________________

          2.  _________________________________________________

          3.  _________________________________________________
              (etc.)

          The undersigned hereby cancels, effective as of the date occurring three days after the date hereof, the Special Concentration Limit of each of the following Obligor[s]:

          1.  _______________________

          2.  _______________________

          3.  _______________________
              (etc.)

and thus as of the date occurring three days after the date hereof the Normal Concentration Limit shall apply to the above Obligor[s].


[CITICORP NORTH AMERICA, INC.,
as Agent]

[THE CONNECTICUT LIGHT AND POWER COMPANY]


By /s/
Name:
Title:

                                                                   EXHIBIT E


                    FORM OF OPINION OF COUNSEL FOR THE SELLER

                                                  [Date of initial purchase]

Corporate Asset Funding Company, Inc.
c/o Citicorp North America, Inc.
450 Mamaroneck Avenue
Harrison, NY  10528

Citibank, N.A.
450 Mamaroneck Avenue
Harrison, NY  10528

Citicorp North America, Inc.,
  as Agent
450 Mamaroneck Avenue
Harrison, New York  10528

          Re: The Connecticut Light and Power Company  (the "Seller")

Ladies and Gentlemen:

          This opinion is furnished to you pursuant to Section 3.01(g) of the Receivables Purchase and Sale Agreement, dated as of July 11, 1996 (the "Receivables Agreement"), among the Seller, Corporate Asset Funding Company, Inc., Citibank, N.A. and Citicorp North America, Inc., as Agent. Terms defined in the Receivables Agreement are used herein as therein defined.

          We have acted as counsel to the Seller in connection with the preparation, execution and delivery of, and the initial purchase made under, the Receivables Agreement.

          We have examined:

          (1)  the Receivables Agreement;

          (2) the documents furnished by the Seller pursuant to Section 3.01 of the Receivables Agreement;

          (3) the [Articles] [Certificate] of Incorporation of the Seller and all amendments thereto (the "Charter");

          (4) the by-laws of the Seller and all amendments thereto (the "By-Laws");

          (5) certificates of the Secretary of State of Connecticut and The Connecticut Department of Public Utility Control, dated ___________, 1996, attesting to the continued corporate existence and good standing of the Seller in such State;

          (6) acknowledgment copy or time stamped receipt copy of a financing statement (the "Financing Statement") under the Uniform Commercial Code (the "UCC") as in effect in the State of Connecticut, naming the Seller as debtor and CNAI, as Agent, as secured party; and

          (7) certificates from Data Reporting Corp. as to copies of financing statements on file with the filing offices located in the respective states listed in Schedule I hereto.

           We have examined the originals, or copies certified to our satisfaction, of such other corporate records of the Seller, certificates of public officials and of officers of the Seller, and agreements, instruments and other documents, and have made such other investigation, as we have deemed necessary as a basis for the opinions expressed below. As to questions of fact material to such opinions, we have, when relevant facts were not independently established by us, relied upon the representations of the Seller in the Receivables Agreement and upon certificates of the Seller or its officers or of public officials. We have assumed the due execution and delivery, pursuant to due authorization, of the Receivables Agreement by CAFCO and the Agent.

          In our examination of the certificates referred to in item (7) above, we have assumed that all financing statements, other than the Financing Statements, in which the Seller is named as debtor have been properly filed and indexed in the appropriate filing offices in the states listed on Schedule I hereto and that such certificates are accurate and complete.

          We are qualified to practice law in the State of Connecticut and we do not purport to express an opinion on any laws other than the laws of the State of Connecticut and the federal laws of the United States.

          Based upon the foregoing and upon such investigation as we have deemed appropriate, we are of the following opinion:

          1. The Seller is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Connecticut, and has the corporate power and authority to own its properties and transact the business in which it is engaged. The Seller is duly qualified as a foreign corporation and in good standing in all of the states where the nature of its business or the ownership or use of its property requires such qualification except to the extent that failure to so qualify would not have a material adverse effect on the Seller.

          2. The execution, delivery and performance by the Seller of the Receivables Agreement, and the Seller's use of the proceeds of Purchases of Receivable Interests, are within the Seller's corporate powers, have been duly authorized by all necessary corporate action, and (a) do not contravene (i) the Charter or the By-Laws or (ii) any law, rule or regulation applicable to the Seller or (iii) any contractual or legal restriction contained in any indenture, mortgage, deed of trust, agreement or other instrument or similar document of which we have knowledge (after due investigation); (b) do not result in or require the creation of any Adverse Claim (other than in accordance with the Receivables Agreement) upon or with respect to any of the Seller's properties; and (c) do not require compliance with any bulk sales act or similar law. The Receivables Agreement has been duly executed and delivered on behalf of the Seller.

          3. No authorization or approval or other action by, and no notice to or filing with, any governmental authority or regulatory body is required for the due execution, delivery and performance by the Seller of the Receivables Agreement or for the perfection of or the exercise by the Agent, the Purchasers or the Banks, of their respective rights and remedies under the Receivables Agreement, except for the filings of the Financing Statements referred to in Paragraph 7 below.

          4. In any action or proceeding arising out of or relating to the Receivables Agreement in any court of the State of Connecticut or in any federal court sitting in the State of Connecticut, such court would recognize and give effect to the provisions of Section 11.05 of the Receivables Agreement wherein the parties thereto agree that the Receivables Agreement shall be governed by, and construed in accordance with, the laws of the State of New York. However, if a court were to hold that the Receivables Agreement is governed by, or is to be construed in accordance with, the laws of the State of Connecticut, the Receivables Agreement would be, under the laws of the State of Connecticut, the legal, valid and binding obligation of the Seller enforceable against the Seller in accordance with its terms, subject to bankruptcy, insolvency or other similar laws affecting creditors' rights generally and to general principles of equity (whether considered in a proceeding in equity or at law).

          5. There are no actions, suits or proceedings pending or (to our knowledge) threatened against the Seller or any of its subsidiaries before any court, governmental agency or arbitrator which are likely to materially adversely affect (i) the financial condition or operations of the Seller [or any of its subsidiaries] or (ii) the ability of the Seller to perform its obligations under the Receivables Agreement, or which purport to affect the legality, validity, binding effect or enforceability of the Receivables Agreement.

          6. The Receivable Interests purchased pursuant to the initial purchase on the date hereof constitute, and each Receivable Interest purchased pursuant to a subsequent purchase will constitute, a valid and undivided ownership interest (an "Undivided Interest"), to the extent of such Receivable Interest, in each Set Receivable then existing or thereafter arising and in the Related Security and Collections with respect thereto.

          7. The Financing Statements are in appropriate form and have been duly filed pursuant to the UCC, resulting in the perfection and first priority of each Undivided Interest, except as follows:

               (a) in the case of proceeds, continuation of perfection of the Undivided Interest therein is limited to the extent set forth in section 9-306 of the UCC;

               (b) Article 9 of the UCC requires the filing of continuation statements within the period of six months prior to the expiration of [five] years from the date of the original filings, in order to maintain the effectiveness of the filings referred to in this paragraph; and

               (c) We express no opinion as to the priority of the Undivided Interest as against any claim or lien in favor of the United States or any agency or instrumentality thereof (including, without limitation, federal tax liens and liens under Title IV of ERISA).

          We call to your attention that the perfection of each Undivided Interest will be terminated (i) as to any Set Receivable arising more than four months after the Seller so changes its name, identity or corporate structure as to make the Financing Statements seriously misleading, unless new appropriate financing statements indicating the new name, identity or corporate structure of the Seller are properly filed before the expiration of such four months and (ii) as to all the Set Receivables, four months after the Seller changes its chief executive office to a new jurisdiction outside the State of Connecticut (or, if earlier, when perfection under the UCC of the State of Connecticut would have ceased as set forth above in paragraph 7(b)) unless such Undivided Interest is perfected in such new jurisdiction before such termination.

          8. Each Purchase pursuant to the Receivables Agreement will constitute (a) a "current transaction" within the meaning of Section 3(a)(3) of the Securities Act of 1933, as amended, and (b) a purchase or other acquisition of notes, drafts, acceptances, open accounts receivable or other obligations representing part or all of the sales price of merchandise, insurance or services within the meaning of
     Section 3(c)(5) of the Investment Company Act of 1940, as amended.

Very truly yours,


                                                                   EXHIBIT F


                                  AUDIT SCOPE

I.   Review of 2-3 monthly Seller Reports
          A.   Agree numerical amounts to source documents
          B.   Recalculate percentages and ratios
          C.   Review customer concentrations (cross-agings)
          D.   Review write-off activity
          E.   Review AR eligibility
          F.   Review the aging of outstanding invoices

II.  Perform a verification of receivable activity for sample Seller Report
          A.   Monthly activity
                    1.   Sales
                    2.   Collections
                    3.   Write-offs
                    4.   Debit and Credit memos
          B.   Statistical analysis
                    1.   Turnover
                    2.   Dilution
                    3.   Loss-to-liquidation

III. If available, supply copy of most recent review of accounting controls